                                                                   EXHIBIT 11.01


                            Nuwave Technologies, Inc.
         Historic Computation of Earnings (Loss) Per Share under APB #15

                                               Three Months  Six Months
                                                  ended       ended
                                               June 30 1996  June 30 1996


                              Net Loss             (870255)   (1429771)
                                                   -------     -------
Computation of the weighted average shares outstanding for the three months

No of shares  Date    # of days    CSE
  Issued     Issued  Outstanding    %       CSE

  2060000   7-17-95       91   100.00% 2060000
  (125000)  7-17-95       91   100.00% (125000)
    70000  12-15-95       91   100.00%   70000
   250000  03-01-96       91   100.00%  250000
   150000  03-27-96       91   100.00%  150000
 --------                             --------
  2405000                              2405000
 --------                             --------


Computation of the weighted average shares outstanding for the six months

No of shares  Date    # of days    CSE
  Issued     Issued  Outstanding    %       CSE

  2060000   7-17-95      182   100.00% 2060000
  (125000)  7-17-95      182   100.00% (125000)
    70000  12-15-95      182   100.00%   70000
   250000  03-01-96      122    67.03%  167582
   150000  03-27-96       95    52.20%   78297
 --------                             --------
  2405000                              2250879
 --------                             --------


          Weighted average number of shares         2405000    2250879
                                                    -------    -------

          Net loss per share                         ($0.36)    ($0.63)
                                                    =======    =======